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                                                                     Exhibit 5.2

                  [Letterhead of Cadwalader, Wickersham & Taft]

August    , 1999


Lodgian Capital Trust I
Lodgian, Inc.
3445 Peachtree N.E.
Suite 700
Atlanta, Georgia 30326

Re: LODGIAN CAPITAL TRUST I

Ladies and Gentlemen:

We have acted as counsel to Lodgian, Inc., a Delaware corporation (the "Company"), and Lodgian Capital Trust I, a Delaware statutory business trust (the "Trust"), in connection with the preparation of a Registration Statement on Form S-1 (the "Registration Statement") to be filed by the Company and the Trust with the Securities and Exchange Commission (the "SEC") for the purpose of registering under the Securities Act of 1933, as amended, the Convertible Redeemable Equity Structured Trust Securities (the "CRESTS") of the Trust, the 7% Convertible Junior Subordinated Debentures (the "Debentures") of the Company, the guarantee of the Company with respect to the CRESTS (the "Guarantee") and the shares of the common stock, par value $.01 per share, of the Company (the "Common Stock") issuable upon the conversion of the CRESTS and the Debentures.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Articles of Incorporation and By-laws of the Company (ii) the Certificate of Trust (the "Certificate of Trust") filed by the Trust with the Secretary of State of the State of Delaware on May 15, 1998 (iii) the Amended and Restated Declaration of Trust, dated as of June 17, 1998, with respect to the Trust (the "Declaration");
(iv) the form of the CRESTS; (v) the form of the Guarantee among the Company, Servico, Inc., a Florida corporation ("Servico"), and Wilmington Trust Company, as trustee (the "Trustee"), (vi) the form of the Debentures; (vii) the Indenture, dated as of June 17, 1998, among the Company, Servico, and the Trustee, as supplemented by the First Supplemental Indenture, dated as of June 17, 1998 among the company, Lodgian and the Trustee with respect to the Debentures (the "Indenture") and (viii) the Registration Statement. We have also examined originals or copies, certified, or otherwise identified to our satisfaction, of
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Lodgian, Inc.
Lodgian Capital Trust I                -2-                       August 24, 1999


such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. We have also assumed the absence of any undisclosed amendments of supplements to, or modifications or terminations of, any such documents and the absence of any undisclosed waiver of any right or remedy contained in any such documents. In examining documents executed by parties other than the Company or the Trust, we have assumed that such parties had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and execution and delivery by such parties of such documents and that, except as set forth in paragraphs (1) and (2) below, such documents constitute valid and binding obligations of such parties. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers, trustees, and other representatives of the Company, the Trust and others.

In rendering the opinions below, we do not express any opinion concerning the laws of any jurisdiction other than the substantive laws of the State of New York and, where expressly referred to below, the General Corporation Law of the State of Delaware and the substantive federal laws of the United States of America (in each case without regard to conflicts of law principles), and we express no opinion as to whether a court outside the State of New York would honor the choice of New York law in any agreement or instrument referred to herein. Our opinions are limited to the laws and regulations within the scope of this opinion in effect on the date of this opinion, and we offer no opinion as to the possible application of the laws of other jurisdictions, unless they are specifically referred to herein, and have no responsibility to advise you of changes in such laws or regulations which may hereafter come to our attention.

Based upon and subject to the foregoing and other qualifications and limitations set forth herein, we are of the opinion that:

1. The Debentures, when duly executed, delivered, authenticated and issued in accordance with the Indenture and delivered and paid for as contemplated by the Registration Statement, will be valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except (i) as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar law now or thereafter in effect relating to creditors' rights and remedies generally, (ii) as to general principles of equity regardless of whether enforceability is considered in a proceeding at law or in equity, (iii) to the extent that a waiver of rights under any usury laws may be
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Lodgian, Inc.
Lodgian Capital Trust I                -3-                       August 24, 1999


unenforceable and (iv) as rights to indemnity may be limited by federal or state securities laws or the public policy underlying such laws.

2. The Guarantee is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except (i) as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and remedies generally, (ii) as to general principles of equity regardless of whether enforceability is considered in a proceeding at law or in equity, (iii) to the extent that a waiver of rights under any usury laws may be unenforceable and (iv) as rights to indemnity may be limited by federal or state securities laws or the public policy underlying such laws.

3. The Common Stock, when issued and delivered by the Company upon conversion of the CRESTS or the Debentures in accordance with their respective terms, will be validly issued, fully paid and non-assessable.

4. The statements made in the Prospectus constituting a part of the Registration Statement under the caption "Certain U.S. Federal Income Tax Considerations," insofar as such statements purport to summarize certain federal income tax laws of the United States of America, constitute a fair summary of the principal federal income tax consequences of an investment in the Exchange Notes.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this Firm in the Prospectus constituting a part of the Registration Statement under the caption "Legal Matters," without admitting that we are "experts" within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

                                        Very truly yours,


                                        /s/ Cadwalader, Wickersham & Taft